EXHIBIT 4.1

AMENDMENT

to

10% SUBORDINATED CONVERTIBLE NOTE

DUE DECEMBER 31, 2020

This Amendment (“Amendment”) to the 10% Subordinated Convertible Notes due December 31, 2020, dated December 30, 2016, January 6, 2017, and January 31, 2017 (the “Notes”) is entered into and effective as of the last date indicated below, by and between Intellinetics, Inc., a Nevada corporation (the “Company”) and the holders of the Notes (the “Holders”).

WHEREAS, Company and the Holders entered into the Notes, effective December 30, 2016, January 6, 2017, and January 31, 2017;

WHEREAS, the Notes may be amended in accordance with Section 9.e of the Notes by a written instrument signed by the Company and the holders of at least 60% in principal amount of the then outstanding Notes (the “Required Holders”);

WHEREAS, the Company is currently offering a private placement of securities (the “Offering”) in connection with a proposed acquisition of Graphic Sciences, Inc. (the “GSI Acquisition”), pursuant to a Private Placement Memorandum, a copy of which has been provided to each of the Required Holders;

WHEREAS, the Company is anticipating effectuating a 1-for-50 reverse split of its shares of common stock (“Reverse Split”), immediately prior to (a) the GSI Acquisition, (b) the first closing of the Offering, and (c) the effectiveness of this Amendment and amendments to all other outstanding principal and accrued interest on any convertible notes issued by the Company.

WHEREAS, the Company and the Required Holders desire to amend the Notes to permit the Company to convert the Notes into shares of the Company’s common stock at $4.00 per share on post-Reverse Split basis.

NOW THEREFORE, the parties agree as follows:

1. Section 4(d), Beneficial Ownership Limitation, is hereby deleted in its entirety.

2. The following shall be added to the end of Section 6, Forced Conversion.

Notwithstanding anything herein to the contrary, if after the Effective Date, the Company offers its shares of Common Stock to investors in any private placement of securities (the “Offering”), the Company may deliver a Forced Conversion Notice to cause the Holder to convert all of the then outstanding principal amount of this Note plus accrued but unpaid interest, and any other amounts owing to the Holder under this Note into shares of Common Stock at the Offering Price (“Offering Forced Conversion”), it being agreed that the “Conversion Date” for purposes of Section 4 shall be deemed to occur on the day of closing, in part or in full, of the Offering, with notice provided to the Holders promptly thereafter. Conversion Shares issued hereunder shall be restricted from resale until the Company has filed a Registration Statement therefore, and such Registration Statement is declared effective by the Securities and Exchange Commission. The Company shall use best efforts to file such Registration Statement within forty-five (45) days following the Conversion Date, and to secure an effective date within one hundred thirty-five (135) days following the Conversion Date.

3. Except as set forth herein, the terms of the Notes shall remain in full force and effect.

4. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Notes.

5. This Amendment shall not be effective unless and until the simultaneous completion, or completion immediately following or immediately prior to the following events:

a.	The Company effects the Reverse Split,
b.	The Company enters into a substantially similar amendment of all other outstanding convertible promissory notes issued by the Company, and the Company completes a similar conversion of all such other notes.
c.	The Company closes, in full or in part, the Offering, and
d.	The Company consummates the GSI Acquisition.

6. This Amendment may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date of the last signature of a Required Holder hereto.

REQUIRED HOLDER

Required Holder Name: __________________________________

Signature: ____/s/ Required Holders_________________________________________

Name of Authorized Signatory, if Entity: ________________________________

Title of Authorized Signatory, if Entity: _________________________________

Name, if Joint: __________________________________________

Signature, if Joint Individuals: ______________________________

Date: ____________

Signature Page to Amendment to 10% Subordinated Convertible Note

INTELLINETICS, INC.

By:	/s/James F. DeSocio
Name:	James F. DeSocio
Title:	President and CEO

Signature Page to Amendment to 10% Subordinated Convertible Note